Exhibit 99.3
NEWS
Republic Contacts:
Media Inquiries: Susan David (480) 627-2885
Investor Inquiries: Ed Lang (480) 627-7128
REPUBLIC SERVICES, INC. ANNOUNCES TENDER OFFER
PHOENIX, AZ, August 31, 2009...Republic Services, Inc. (NYSE: RSG) announced today that it and its subsidiary, Allied Waste North America, Inc. (the “Offerors”), have commenced a cash tender offer (the “Tender Offer”) to purchase a portion of the outstanding notes listed in the table below. Pursuant to a modified “Dutch Auction” procedure and in accordance with the terms and conditions set forth in an Offer to Purchase dated August 31, 2009 (the “Offer to Purchase”) and related Letter of Transmittal (collectively, the “Offer Documents”), the maximum payment in cash (excluding accrued interest) to purchase such notes will be $250 million.
The notes subject to purchase (collectively, the “Notes”) and other information relating to the Tender Offer are listed in the table below.

			Early	Total Consideration
		Outstanding	Participation	(Acceptable Bid
Series of Notes	CUSIP No.	Principal Amount	Amount(1)	Price Range)(1)(2)
6.500% Senior Notes due 2010	01958XBA4	$346,530,000	$30.00	$1,030.00 - $1,057.50
5.750% Senior Notes due 2011	01958XBD8	$396,540,000	$30.00	$1,031.25 - $1,058.75
6.375% Senior Notes due 2011	01958XBK2	$270,000,000	$30.00	$1,038.75 - $1,066.25
6.750% Senior Notes due 2011	760759AC4	$450,000,000	$30.00	$1,050.00 - $1,077.50

(1) Per $1,000 principal amount of Notes that are accepted for purchase.

(2) Includes the $30.00 Early Participation Amount.
The following is a summary of key terms of the Tender Offer.
•	The total consideration payable pursuant to the Tender Offer per $1,000 principal amount of Notes validly tendered and accepted for purchase will be determined based on a formula consisting of a base price (which includes the Early Participation Amount) equal to (i) $1,030.00 for the 6.500% Senior Notes due 2010, (ii) $1,031.25 for the 5.750% Senior Notes due 2011, (iii) $1,038.75 for the 6.375% Senior Notes due 2011 and (iv) $1,050.00 for the 6.750% Senior Notes due 2011, plus a clearing premium not to exceed $27.50.

•	The clearing premium will be the lowest single premium at which the Offerors will be able to spend $250 million by accepting all tendered Notes with bid premiums equal to or lower than the clearing premium. If the aggregate amount of Notes tendered at or below the clearing premium would cause the Offerors to spend more than a total of $250 million, then holders of the Notes tendered at the clearing premium will be subject to proration (rounded downward to the nearest $1,000) as described in the Offer to Purchase.

•	Notes tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on September 14, 2009, unless extended by the Offerors (the “Early Participation Date”), will receive an early participation amount of $30.00 per $1,000 principal amount of Notes tendered (the “Early Participation Amount”). Notes tendered after the Early Participation Date and on or prior to the Expiration Date (as defined below) will not receive the Early Participation Amount.

•	Accrued and unpaid interest will be paid on all Notes tendered and accepted for payment in the Tender Offer from the last interest payment date to, but not including, the date on which the Notes are purchased.

•	The Tender Offer is scheduled to expire at 12:00 a.m., New York City time, on September 29, 2009, unless extended or earlier terminated by the Offerors (the “Expiration Date”).

•	Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on September 14, 2009, unless extended by the Offerors (the “Withdrawal Date”). Notes tendered after the Withdrawal Date may not be withdrawn.
This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any Notes. The Tender Offer is being made solely pursuant to the Offer Documents.
Closing of the tender offer is subject to the conditions described in the Offer Documents, including the completion of our concurrent private offering of senior notes due 2019 and market and other factors.
Additionally, with respect to the Tender Offer, we expect to incur a third quarter charge for premiums paid to retire the notes being tendered and any unamortized discounts or debt issue costs related to the notes being tendered. As we are uncertain as to the quantity and series of notes to be tendered, we are unable to estimate the charge at this time.
Additional Information
The Offerors have retained BofA Merrill Lynch to act as the lead dealer manager and Barclays Capital and J.P. Morgan to act as co-dealer managers for the Tender Offer. Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offer.
Questions regarding the Tender Offer: Requests for documentation:

BofA Merrill Lynch Debt Advisory Services	Global Bondholder Services Corporation
(888) 292-0070 (toll-free)	(866) 389-1500 (toll-free)
(646) 855-3401 (collect)	(212) 430-3774 (collect)
The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Offerors by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Republic Services, Inc.
Republic Services, Inc. is a leading provider of services in the domestic, non-hazardous solid waste industry. The Company provides non-hazardous solid waste collection services for commercial, industrial, municipal, and residential customers through 380 collection companies in 40 states. It also owns or operates 239 transfer stations, 203 solid waste landfills and 79 recycling facilities. Republic serves millions of residential customers under contracts with more than 3,000 municipalities for waste collection and residential services. It also serves commercial customers throughout its expansive service area.
INFORMATION REGARDING FORWARD LOOKING STATEMENTS
The disclosures herein include “forward looking statements” within the meaning of the federal securities law concerning Republic’s proposed Tender Offer. The terms of, and Republic’s ability to complete, such transaction will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.